For period ended 09/30/06                                            All Series
File Number 811-8672

Sub-Item 77Q3:  Exhibits
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Due to the  liquidation of the USAA Life Invesment Trust as of June 30, 2006 and
as requested by the SEC, this final N-SAR filing for the USAA Life Investment Trust for the period from July 1, 2006 to September 30, 2006 shows all zeroes in the financial statements.